Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-259799, 333-234026, 333-223556 and 333-208354), Form S-3 (File Nos. 333-254299, 333-237968, 333-234025 and 333-215671) and Form S-1 (No. 333-237514) of VistaGen Therapeutics, Inc. of our report dated June 23, 2022, which includes an explanatory paragraph relating to VistaGen Therapeutics, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements, which appears in this Annual Report on Form 10‑K.

/s/ WithumSmith+Brown, PC

San Francisco, California

June 23, 2022